John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PRESENT AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK INVESTOR CONFERENCE ON JULY 31, 2012

New York, N.Y., July 25, 2012 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Keefe Bruyette & Woods Community Bank Investor Conference, which will be held next week at the Marriott Marquis Times Square hotel in New York City. The Sterling Bancorp presentation will take place on Tuesday, July 31, 2012 at 9:00 a.m. Eastern Time.

The Sterling Bancorp presentation will be simultaneously webcast and can be accessed from the link: http://wsw.com/webcast/kbw4/stl/.

A copy of the above presentation also will be available on the Company’s website on July 31, 2012, following the Sterling Bancorp conference session.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets of $2.6 billion. Since 1929, Sterling National Bank, the Company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

# # #